Exhibit 3.1

DEED OF AMENDMENT OF	JT/6010900/11100405
THE ARTICLES OF ASSOCIATION	29-06-2016
WRIGHT MEDICAL GROUP N.V.	3
(unofficial translation)

Today, the twenty-ninth of June two thousand and sixteen,Charlotte Sophie van Weert, prospective civil-law notary (kandidaat-notaris), acting as legal substitute (waarnemer) for Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam, in such capacity hereinafter referred to as “civil-law notary”:

Jacobus Jesse Trommel, care of Stibbe, 1077 WM Amsterdam, Beethovenplein 10, born in Oud-Beijerland on the thirtieth of August nineteen hundred and eighty-seven.

The appearing person declared as follows:

•	the articles of association of the public limited company (naamloze vennootschap) Wright Medical Group N.V., having its seat in Amsterdam, its address at 1097 JB Amsterdam, The Netherlands, Prins Bernhardplein 200, registered in the trade register under number 34250781 (the “company”), were lastly amended by deed executed on the first of October two thousand and fifteen and ten before P.H.N. Quist, civil-law notary in Amsterdam;

•	on the twenty-sixth of April two thousand and sixteen, the board of directors of the company proposed to amend the articles of association of the company;

•	on the twenty-eighth of June two thousand and sixteen, the general meeting of the company resolved to amend the articles of association of the company partially;

•	furthermore, it was decided to authorise the appearing person to effect such amendment of the articles of association;

•	that these resolutions are evidenced by a copy of an excerpt of the minutes of the board meeting and a copy of the general meeting to be attached to this deed.

Subsequently, the appearing person declared to amend the articles of association of the company partially, in pursuance of the referred resolutions, so:

Article 18.1 will read as follows:

1.	The company’s fiscal year runs from the first Monday after the last Sunday of December of a year and ends on the last Sunday of December of the following year.

Final clause

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

(1)

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at six hours thirty minutes post meridiem.

(Signed): J.J. Trommel, C.S. van Weert.

(2)